Exhibit 10.2

November 23, 2010

Mr. V.H.A.M. Janssen

Montenspark 2b

(4837 CD) Breda

The Netherlands

RE: Amendment to Special Management Compensation Program

Dear Vincent,

Sara Lee Corporation (for purposes of this letter, when referred to together with its subsidiaries, “Sara Lee” or “your employer”) and you (the “Executive” or “you”) executed a Special Management Compensation Program evidenced by the Agreement dated October 27, 2009 (the “Agreement”) relating to Sara Lee’s proposed sale of its Household & Body Care business and its related subsidiaries and divisions (the “Business”). Sara Lee and you have agreed to amend the Agreement as described in this letter (the “Amendment”).

Capitalized terms used in this Amendment but not otherwise defined herein have the meanings given to such terms in the Agreement.

As of the effective date of the Amendment the terms:

“Sale” shall mean the completion of a direct or indirect sale of the BC Business; and

“Closing Date” shall mean the BC Closing Date.

1)	Employment

The parties acknowledge that the Closing Date is expected to occur on or prior to January 1, 2011. In light of that, Sara Lee and the Executive hereby agree that the Executive’s employment will terminate on December 31, 2010 for a reason which is deemed to be a Good Reason, provided that you will not have been terminated for Cause on or before that date, and provided further that Sara Lee will not have initiated Proceedings to terminate your employment for Cause or informed you of its intention to terminate your employment for Cause on or before said date (termination under such circumstances, a “Good Reason Termination”); however, if the Sale does not occur on or prior to January 1, 2011 then, at the discretion of Sara Lee, (i) the Executive will continue to be employed by Sara Lee until the Closing Date on the terms of the Agreement as amended herein, and (ii) a Good Reason Termination shall not be deemed to occur until the Closing Date.

2)	Amendment to Transaction Bonus Provisions

Sara Lee and the Executive agree that paragraph 4 of the Agreement is hereby amended to provide that the amount of the Transaction Bonus to which the Executive is eligible to receive is one (1) times the Executive’s Base Salary (excluding bonuses) calculated as of 1 September 2010, which equals Euro 385,000 gross; the Transaction Bonus is fixed and will not be dependent upon the “Aggregate Non-contingent Sale Proceeds to Sara Lee (Euro).” The Transaction Bonus will be paid as a lump sum payment to the Executive on the date of a Good Reason Termination pursuant to paragraph 1 of this Amendment or, if earlier, upon the date your employment with Sara Lee is terminated based upon mutual agreement of you and Sara Lee, but, subject to the Transaction Bonus having become payable, not later than ultimately 31 January 2011. The final paragraph of paragraph 4 of the Agreement, which relates to the method of payment of the Transaction Bonus, remains in effect and is not amended.

3)	Non Competition; Non-Solicitation

The first sentence of paragraph 10(b) of the Agreement is replaced by:

“You agree that for a period of twelve (12) months following the termination of your employment with Sara Lee, you will not directly or indirectly solicit, induce or attempt to influence any employee of Sara Lee to leave the employment of Sara Lee, nor will you hire any such employee or assist any other Person in doing so.”

4)	Other Terms and Conditions

Except as expressly provided in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect, without modification.

5)	General Provisions.

a. Severability. If any provision of the Amendment shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Amendment, and this Amendment shall be construed and enforced as if the invalid provisions had never been set forth herein.

b. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Netherlands.

c. Counterparts. The parties hereto may execute this Amendment in two or more counterparts (no one of which need contain the signatures of all parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

d. Amendment and Waiver. No modification, waiver or amendment of this Amendment shall be valid or binding on either party unless made in writing and signed by both parties or by their duly authorized officers or representatives.

6)	Amendment to Annual Incentive Plan Bonus

Sara Lee and the Executive agree that paragraph 5 of the Agreement is hereby amended to provide that in the event of a Good Reason Termination pursuant to paragraph 1 of this Amendment on or prior to December 31, 2010, the Executive is entitled to a pro rated fiscal year 2011 AIP bonus payment, which 2011 pro rata bonus payment will be based on the special H&BC FY2011 bonus scheme and calculation method. This 2011 bonus will be paid ultimately in January 2011, together with the Transaction Bonus as set forth in paragraph 3 of this Amendment.

* * * * * * * *

If you are in agreement with the above and forgoing, please signify your acceptance by signing this Agreement in the space provided below.

Very truly yours,

Sara Lee Corporation

/s/ Mr. Stephen J. Cerrone
Title: Executive Vice President

Agreed to as of the day and year first written above:
Executive and delivered as a deed by:

/s/ Mr. Vincent H.A.M. Janssen

3